Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AGILE THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Agile Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Agile Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 5, 1997 under the name Levotech, Inc. pursuant to a Certificate of Amendment filed on March 23, 2001.

2.                                      This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of this corporation in accordance with the General Corporation Law.

3.                                      Pursuant to Sections 242 and 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation amends and restates all of the provisions of the current Amended and Restated Certificate of Incorporation of this corporation.

4.                                      This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, and the stockholders of this corporation have given their written consent hereto in accordance with Section 228 of the General Corporation Law.

5.                                      The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST — The name of the corporation is Agile Therapeutics, Inc. (the “Corporation”).

SECOND — The registered office of the Corporation in the State of Delaware is located at 1111B South Governors Avenue, Dover Delaware 19904 in the County of Kent.  The registered agent at this address is Capital Corporate Services, Inc.

THIRD — The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH — The aggregate number of shares of stock that the Corporation shall have the authority to issue is 19,596,721, of which 12,000,000 shares are Common Stock with a par value of $.0001 per share (the “Common Stock”), and 7,596,721 shares are Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and reserved for issuance in respect of securities convertible into or exercisable for shares of Common Stock) by an affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation (the Preferred Stock and Common Stock voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), and shall automatically be decreased immediately after the Effective Time (as defined below) as set forth below.

The Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series.  The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.  The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article Fourth, to issue from time to time Preferred Stock in one or more series in addition to the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), the Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the Series C Convertible Preferred Stock (the “Series C Preferred Stock” and, together with the Series A-1 Preferred Stock and the Series B Preferred Stock, the “Voting Preferred Stock”)) created by Section VI and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the DGCL, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series (provided that (i) such rights, preferences, qualifications, limitations and restrictions are not inconsistent with the rights, preferences and limitations of the outstanding Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (ii) the issuance of such Preferred Stock has been approved by the holders of a majority of the then outstanding Voting Preferred Stock if required under Section II(c)).

Subject to the foregoing, the rights, preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges of the Common Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are as set forth below.  Unless otherwise stated, all references in this Article Fourth to Sections shall be references to such Sections contained in this Article Fourth.

I.                                        Rights on Liquidation, Dissolution or Winding Up.

(a)                                 In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), distributions out of the assets of the Corporation available therefor shall be made to the stockholders of the Corporation in the following manner:

(i)                                     The holders of the Series C Preferred Stock then outstanding shall be entitled to receive, before any payment shall be made to the holders of the Series B Preferred

Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Common Stock, an amount with respect to each share of Series C Preferred Stock held equal to:  (A)   the Original Issuance Price (as defined in Section VI(a)) of a share of Series C Preferred Stock plus (B) any declared but unpaid dividends on such share.

(ii)                                  After the holders of the Series C Preferred Stock have been paid in full the preferential amounts to which they shall be entitled under Section I(a)(i), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive, before any payment shall be made to the holders of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Common Stock, an amount with respect to each share of Series B Preferred Stock held equal to:  (A) the Original Issuance Price (as defined in Section VI(b)) of a share of Series B Preferred Stock plus (B) any declared but unpaid dividends on such share.

(iii)                               After the holders of the Series C Preferred Stock and Series B Preferred Stock have been paid in full the preferential amounts to which they shall be entitled under Section I(a)(i) and Section I(a)(ii), the holders of the Series A-1 Preferred Stock then outstanding shall be entitled to receive, before any payment shall be made to the holders of the Series A-2 Preferred Stock and the Common Stock, an amount with respect to each share of Series A-1 Preferred Stock held equal to:  (A) the Original Issuance Price (as defined in Section VI(c)) of a share of Series A-1 Preferred Stock plus (B) any declared but unpaid dividends on such share.

(iv)                              After the holders of the Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock have been paid in full the preferential amounts to which they shall be entitled under Section I(a)(i), Section I(a)(ii) and Section I(a)(iii), the holders of shares of the Series A-2 Preferred Stock then outstanding shall be entitled to receive, before any payment shall be made to the holders of the shares of Common Stock, an amount with respect to each share of Series A-2 Preferred Stock held equal to the Original Issuance Price (as defined in Section VI(d)) of a share of Series A-2 Preferred Stock.

(v)                                 After the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall have been paid the full preferential amounts to which they shall be entitled under Section I(a)(i), Section I(a)(ii), Section I(a)(iii) and Section I(a)(iv), the remaining assets of the Corporation available for distribution to the stockholders of the Corporation shall be distributed ratably to the holders of the Voting Preferred Stock and Common Stock in accordance with the respective number of shares of Common Stock owned by each.  For purposes of this joint distribution of assets, each holder of shares of Voting Preferred Stock shall be regarded as owning that number of shares of Common Stock into which the shares of Voting Preferred Stock held by such holder would then be convertible pursuant to Section III.

(vi)                              If the assets of the Corporation available for distribution to the holders of shares of the Series C Preferred Stock under Section I(a)(i) shall be insufficient to permit the payment to all such holders the full preferential amounts to which they are entitled under Section I(a)(i), the holders of the Series C Preferred Stock shall share ratably in any distributions of assets in accordance with the relative respective amounts that would be payable in respect of the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  If the assets of the Corporation available for distribution to the holders of shares of the Series B Preferred Stock under Section I(a)(ii) shall be insufficient, after payment in full to the holders of Series C Preferred Stock of the full amounts to which they are entitled under Section I(a)(i), to permit the payment to all such holders the full preferential amounts to which they are entitled under Section I(a)(ii), the holders of the Series B Preferred Stock shall share ratably in any distributions of assets in accordance with the relative respective amounts that would be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  If the assets of the Corporation available for distribution to the holders of shares of the Series A-1 Preferred Stock under Section I(a)(iii) shall be insufficient, after payment in full to the holders of Series C Preferred Stock and Series B Preferred Stock of the full preferential amounts to which they are entitled under Section I(a)(i) and Section I(a)(ii), to permit the payment to all such holders the full preferential amounts to which they are entitled under Section I(a)(iii), the holders of the Series A-1 Preferred Stock shall share ratably in any distributions of assets in accordance with the relative respective amounts that would be payable in respect of the shares of Series A-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  If the assets of the Corporation available for distribution to the holders of shares of the Series A-2 Preferred Stock under Section I(a)(iv) shall be insufficient, after payment in full to the holders of Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock of the full preferential amounts to which they are entitled under Section I(a)(i), Section I(a)(ii) and Section I(a)(iii), to permit the payment to all such holders the full preferential amounts to which they are entitled under Section I(a)(iv), the holders of the Series A-2 Preferred Stock shall share ratably in any distributions of assets in accordance with the relative respective amounts that would be payable in respect of the shares of Series A-2 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 The per share liquidation preferences to be paid to the holders of any series of Preferred Stock hereunder shall be proportionately adjusted to reflect any stock splits, stock combinations, stock subdivisions, recapitalizations, stock dividends or other like events with respect to such series of Preferred Stock (collectively, a “Recapitalization Event”).

(c)                                  (i)  For purposes of this Section I, unless otherwise determined by the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, the holders of at least a majority of the outstanding shares of the Series A-1 Preferred Stock and the holders of at least a majority of the outstanding shares of the Series A-2 Preferred Stock, each voting as a separate class, a Liquidation Event shall be deemed to occur upon the occurrence of any transaction or series of related transactions: (1) involving the merger, consolidation or acquisition (in one transaction or a series of related transactions) of the Corporation, or a subsidiary of the Corporation, into or with another entity (other than a transaction or series of related transactions (i)in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of securities in the Corporation held by such holders prior to such transaction, more than 50% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions, determined on an as-if-converted basis or (ii) to which the Corporation is not a party), or (2) that constitute the sale, lease, transfer, exchange, exclusive license or other conveyance of all or substantially all of the assets of the Corporation (each such transaction, a “Deemed Liquidation Event”).

(ii)                                  If the Corporation effects any transaction that constitutes a Deemed Liquidation Event and the provisions of Section I(c)(i) are not waived as set forth therein, the holders of Preferred Stock shall have the right to receive (and proper provision shall be made, including by the successor or acquiring entity in such transaction, so that the holders of Preferred Stock shall receive) out of the proceeds of such transaction (including any stock, securities, cash or other property to be received by the Corporation or its stockholders in such transaction) their respective liquidation preferences in the same manner as set forth in Section I(a) above.  Without limitation of the foregoing, the Corporation shall not have the power to effect a Deemed Liquidation Event referred to in clause (1) of Section I(c)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section I(a).

(iii)                               If the Corporation effects any transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property and such transaction does not constitute a Deemed Liquidation Event pursuant to this Section I(c) or if the provisions of Section I(c)(i) are waived as set forth therein, then in any such case the Preferred Stock will continue to be outstanding on the same terms and conditions as set forth herein, except that if the Corporation does not exist after such event, the successor corporation or ultimate parent thereof, if applicable, will, as a condition to the effectiveness of such transaction, be required to issue to the holders of each series of Preferred Stock securities with the same rights, preferences and privileges as such series of Preferred Stock.

(iv)                              The Corporation shall give each holder of record of Preferred Stock written notice of an impending transaction described in Section I(c)(iii) above not later than 15 days prior to the stockholders’ meeting called to approve such transaction, or 15 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction by the stockholders.  The first of such notices shall describe the material terms and conditions of such impending transaction and the provisions of this Section I, and the Corporation shall thereafter give such holders notice of any material changes promptly after such material changes are made.  Such impending transaction shall in no event take place sooner than 30 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

(v)                                 If the consideration received by the Corporation or any holders of its equity securities in connection with a Deemed Liquidation Event is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                                 If traded on a national securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the closing;

(2)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(3)                                 If there is no public trading market for such securities, by the Board of Directors of the Corporation in the good faith exercise of their reasonable business judgment; provided that, if the holders of at least a majority of the outstanding Voting Preferred Stock (voting on an as-converted basis) object to such valuation, then the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Voting Preferred Stock; and, provided further, that, if the Board of Directors of the Corporation and the holders of at least a majority of the outstanding shares of Voting Preferred Stock are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of at least a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class.

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the fair market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class; and, provided further, that, if the Corporation and the holders of at least a majority of the outstanding shares of Voting Preferred Stock are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of at least a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class.

(d)                                 In the event (i) the Corporation enters into an agreement whereby (A) the Corporation grants any corporation or other entity or person (a “Prospective Acquiror”) an option or other right to consummate a Deemed Liquidation Event with respect to the Corporation, or (B) the Corporation enters into any agreement whereby the Corporation has the option or other right to require a Prospective Acquiror to consummate a Deemed Liquidation Event with respect to the Corporation, and (ii) the Board of Directors of the Corporation determines to distribute to the Corporation’s stockholders any initial consideration paid by the Prospective Acquiror to the Corporation with respect to such option or right (the “Upfront Stockholder Consideration”), any Upfront Stockholder Consideration shall be distributed as proceeds from a Deemed Liquidation Event under this Section I.

(e)                                  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to the achievement of future milestones or similar contingencies, the definitive agreement for such transaction shall provide that (i) the portion of such consideration that is not placed into escrow and not subject to the achievement of future milestones or similar contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section I(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or the achievement of milestones or similar contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section I(a) after taking into account all previous payments of consideration as part of the same transaction

(f)                                   In the event of a Deemed Liquidation Event referred to in Section I(c)(2), if the Corporation does not effect a dissolution of the Corporation under the DGCL within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holder of such holder’s right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Voting Preferred Stock (voting on an as-converted basis) so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the amounts that would have been payable pursuant to Section I(a).  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall first redeem a portion of shares of Preferred Stock in accordance with the liquidation preferences set forth in Section I(a) and to the fullest extent of such Available Proceeds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Prior to the distribution or redemption provided for in this Section I(f), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(g)                                  In the event that the Corporation determines to distribute the proceeds (cash or otherwise) resulting from any sale or other transfer of a significant portion of its securities or sale, license and/or other transfer of a significant portion of its assets (which would not constitute an event specified in the definition of Deemed Liquidation Event), the proceeds resulting therefrom (including in respect of any ongoing payments, such as a royalty or milestone payment) shall be distributed in accordance with Section I(a) (and not as a dividend).

II.                                   Voting.

(a)                                 The holders of the Voting Preferred Stock and the Common Stock shall be entitled to notice of all stockholders’ meetings and to vote or to act by written consent of stockholders.  The holders of the Series A-2 Preferred Stock shall be entitled to notice of all stockholders’ meetings at which a vote will be taken with respect to matters regarding which the vote of such holders is required to be obtained pursuant to applicable law and, in that event, such holders shall be entitled to vote or to act by written consent of stockholders with respect to such matters.

(b)                                 Except as otherwise required by law, by this Second Amended and Restated Certificate of Incorporation, as amended (this “Certificate of Incorporation”) or in a certificate of designations filed pursuant to the DGCL, the holders of the Voting Preferred Stock and the holders of the Common Stock shall vote as a single class upon all matters submitted to the stockholders for a vote on the basis that each holder of Voting Preferred Stock shall have that number of votes per share of Voting Preferred Stock as is equal to the number of shares of Common Stock into which each respective share of Voting Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the effective date of the written consent.  The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder.  Except as otherwise required by law, the holders of Series A-2 Preferred Stock shall not be entitled to any vote with respect to a share of Series A-2 Preferred Stock.  With respect to all questions as to which, under this Certificate of Incorporation, holders of the Voting Preferred Stock are required to vote, the holders of the Voting Preferred Stock shall vote together as a single class on the basis that each holder of Voting Preferred Stock shall have the number of votes per share of Voting Preferred Stock as is equal to the number of shares of Common Stock into which each respective share of Voting Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or the effective date of the written consent.  With respect to all questions as to which, under law, holders of the Series A-2 Preferred Stock are required to vote together with the holders of Voting Preferred Stock by class, the holders of the Voting Preferred Stock and the Series A-2 Preferred Stock shall vote together as a single class separately from the holders of the Common Stock on the basis that each holder of Preferred Stock shall have the number of votes per share of Preferred Stock as is equal to the number of shares of Common Stock into which each respective share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or the effective date of the written consent.

(c)                                  As long as any shares of Voting Preferred Stock are outstanding, neither the Corporation nor any subsidiary of the Corporation, shall (directly or indirectly, by amendment, merger, reorganization, consolidation or otherwise), take any of the following actions without first obtaining the approval (by vote or written consent, in the manner provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Voting Preferred Stock (voting on an as-converted basis):

(i)                                     effect any transaction that would constitute a Deemed Liquidation Event;

(ii)                                  purchase or redeem, make any payment on account of the repurchase, redemption or retirement of any shares of its capital stock or debt securities, or declare or make any dividend on any shares of its capital stock, except for repurchases of shares of capital stock from former employees or consultants of the Corporation in connection with the cessation of their employment or services, as applicable, at a price not greater than their then fair market value;

(iii)                               amend, alter or repeal any provision of this Certificate of Incorporation or the by-laws of the Corporation;

(iv)                              create or authorize the creation of, or issue, any security convertible into or exercisable for any equity security having voting, liquidation, participation, dividend or redemption rights, or other rights, privileges or preferences, senior to or on parity with any series of the Preferred Stock;

(v)                                 increase or decrease the number of authorized shares of Preferred Stock or any series of Preferred Stock authorized in this Certificate of Incorporation;

(vi)                              voluntarily dissolve, liquidate or wind up or carry out any partial liquidation, distribution or transaction in the nature of a partial liquidation or distribution;

(vii)                           increase or decrease the size of the Board of Directors;

(viii)                        borrow money or issue evidences of indebtedness other than (A) under equipment leases, the Corporation’s obligations under which shall not, individually or in the aggregate, exceed $100,000 or (B) indebtedness that shall be approved by the Board of Directors of the Corporation;

(ix)                              sell or license any of the Corporation’s intellectual property, other than sales or licenses in the ordinary course of the Corporation’s business; or

(x)                                 acquire control of another entity, other than the formation of a wholly owned subsidiary of the Corporation in the ordinary course of business.

(d)                                 As long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not (directly or indirectly, by amendment, merger, reorganization, consolidation or otherwise): (i) amend, alter or repeal any provision of this Certificate of Incorporation with respect to the Series C Preferred Stock or (ii) except as contemplated by the Purchase Agreement (as defined in Section III (d)), issue any shares of Series C Preferred Stock or any securities convertible into or exercisable for any such shares, in each case without first obtaining the approval (by vote or written consent, in the manner provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, which majority shall include at least three of the Major Series C Holders (which number of Major Series C Holders shall be proportionately reduced to reflect the same “supermajority” requirement if any of the investors identified as a Major Series C Holder no longer remains as such) (the “Requisite Series C Holders”). As used herein, a “Major Series C Holder” means each of IGC Fund VI, L.P., ProQuest Investments IV, L.P., Aisling Capital III, LP and Care

Capital Investment III LP, as long as such investor continues to own any shares of Series C Preferred Stock.

(e)                                  The holders of at least a majority of the outstanding shares of Series C Preferred Stock shall be entitled to elect one director of the Corporation at any election of directors.  The holders of at least a majority of the outstanding shares of Series B Preferred Stock shall be entitled to elect three directors of the Corporation at any election of directors.  The holders of at least a majority of the outstanding shares of Voting Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of the Corporation.

III.                              Conversion into Common Stock.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Subject to Section III(d)(ii), each share of Series C Preferred Stock shall be convertible at any time, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value per share (as set forth in Section VI) by the Conversion Price per share (as set forth in Section VI) in effect at the time of conversion.  The initial Conversion Price with respect to such series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(b)                                 Each share of Series B Preferred Stock shall be convertible at any time, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value per share (as set forth in Section VI) by the Conversion Price per share (as set forth in Section VI) in effect at the time of conversion.  The initial Conversion Price with respect to such series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(c)                                  Each share of Series A-1 Preferred Stock shall be convertible at any time, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A-1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value per share (as set forth in Section VI) by the Conversion Price per share (as set forth in Section VI) in effect at the time of conversion.  The initial Conversion Price with respect to such series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(d)                                 (i)  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon:  (A) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statute then in force, covering the offer and sale of Common Stock for the account of the Corporation to the public (a “Public Offering”) for a price per share equal to at least $30.00 (as adjusted for Recapitalization Events) and from which the Corporation receives gross proceeds of at least $80,000,000 (a “Qualified Public Offering”); or (B) the affirmative vote of the holders of at least a majority of the outstanding Voting Preferred Stock, after first giving effect, if in connection with a Public Offering which is not a Qualified Public Offering, to any adjustment of the Conversion Price for each series of Preferred Stock to which it would otherwise be entitled by virtue of such Public Offering; provided, that in no event shall the Series C Preferred Stock be subject to such conversion unless the Requisite Series C Holders are part of such majority vote.  In addition, (i) each share of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the affirmative vote of the holders of at least a majority of the outstanding Series A-1 Preferred Stock, (ii) each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the affirmative vote of the holders of at least a majority of the outstanding Series B Preferred Stock, and (iii) each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the affirmative vote of the Requisite Series C Holders.

(ii)                                  In the event that:

(A)                               the Corporation delivers to each holder of Series C Preferred Stock which is a party to the Series C Preferred Stock Purchase Agreement dated as of July 18, 2012 among the Corporation and the purchasers listed therein (the “Purchase Agreement”) a “Second Closing Notice” with respect to a Second Closing to be consummated pursuant to in accordance with all of the requirements of the Purchase Agreement; and

(B)                               the Corporation does not receive from any such holder (either alone or together with such holder’s Affiliated Group of Holders (as defined below)) which are accredited investors, as defined in Regulation D under the Securities Act, on or prior to such Second Closing the full amount of such holder’s required investment amount as set forth in such Second Closing Notice;

then, notwithstanding any other provision of this Certificate of Incorporation, each share of the then outstanding Series C Preferred Stock held by such holder and the other members of such holder’s Affiliated Group of Holders as of the delivery of the Second Closing Notice shall, automatically and without any action on the part of the holder thereof, be converted into shares of Common Stock at a ratio of one share of Common Stock for every ten shares of Series C Preferred Stock (as adjusted for any Recapitalization Events), effective as of the completion of such Second Closing, and all rights of such holder(s) of such shares as a holder of Series C Preferred Stock shall immediately upon such Second Closing cease and terminate with respect to the shares so converted (including without limitation any rights to declared but unpaid dividends or by reason of antidilution adjustments made prior to the Second Closing, which shall be forfeited immediately upon the Second Closing).  Notwithstanding anything to the contrary in Section III(a), no holder of Series C Preferred Stock shall be entitled to convert its shares of Series C Preferred Stock into Common Stock between the date that a Second Closing Notice is delivered to such holder and the date that the Second Closing is held.

As used herein, “Affiliated Group of Holders” means a holder of Series C Preferred Stock, together with each of its affiliates, with “affiliates,” for purposes of this sentence, having the same meaning as set forth in Rule 405 of the Securities and Exchange Commission under the

Securities Act and, in the case of a venture capital fund shall include any other funds under common management with such fund.

(iii)                               In the event that any holder of Series C Preferred Stock (either alone or together with such holder’s Affiliated Group of Holders) fails to purchase from the Corporation such holder’s pro rata share (based on the number of shares of Preferred Stock owned by such holder relative to the number of shares of Preferred Stock outstanding) of any Applicable Financing Securities (as defined below) issued and sold in an Applicable Financing (as defined below) (such holder and each member of such holder’s Affiliated Group of Holders being referred to herein as a “Nonparticipating Series C Holder”) then, notwithstanding any other provision of this Certificate of Incorporation, each share of the then outstanding Preferred Stock held by each Nonparticipating Series C Holder as of the initial closing of the Applicable Financing (as defined below) shall, automatically and without any action on the part of such Nonparticipating Holder, be converted into shares of Common Stock at a ratio of one share of Common Stock for every one share of Preferred Stock (as adjusted for any Recapitalization Events), effective as of the initial closing of such Applicable Financing, and all rights of each Nonparticipating Series C Holder as a holder of Preferred Stock shall immediately upon such initial closing cease and terminate with respect to the shares so converted (including without limitation any rights to declared but unpaid dividends or by reason of antidilution adjustments made prior to such Applicable Financing, which shall be forfeited immediately upon the initial closing thereof).  The provisions of this Section 3(d)(iii) may be waived by the holders of at least a majority of the then outstanding Voting Preferred Stock, voting as a separate class.  As used herein, “Applicable Financing Securities” means any shares of capital stock of the Corporation or any debt securities of the Corporation convertible into or exchangeable for shares of capital stock of the Corporation and “Applicable Financing” means a financing of the Corporation consummated at any time after July 18, 2012 in which new cash is raised from investors through the issuance and sale of Applicable Financing Securities, whether or not such investors are then holders of any debt or equity securities of the Corporation, except for (i) the consummation of the Second Closing under the Purchase Agreement; (ii) any financing involving the issuance and sale of shares of capital stock at an effective per-share price that is greater than the Original Issuance Price for a share of Series C Preferred Stock (as adjusted for Recapitalization Events) and (iii) any financing involving the issuance and sale of debt securities that are, as of the date of issuance, convertible into or exchangeable for a predetermined class or series of shares of capital stock of the Corporation at a fixed per-share conversion or exchange price (as opposed to, for example, being convertible into or exchangeable for securities that are to be authorized and at a price to be fixed in connection with a future financing) that is greater than the Original Issuance Price for a share of Series C Preferred Stock (as adjusted for Recapitalization Events).

(e)                                  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

(f)                                   Upon the occurrence of an event specified in Section III(d), the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond.  Upon the automatic conversion of the Preferred Stock pursuant to Section III(d), the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent.  Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  From and after the date of the event that causes the automatic conversion, all rights of the holder with respect to the Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of such holder’s certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof.

(g)                                  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock (except as provided in Section III(d)), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of its transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominee in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the holder’s nominee, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  Except as set forth in Section III(d)(ii), such conversion shall be deemed to have been made on the date of such surrender of the shares of Preferred Stock to be converted and notice as herein provided, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date or, if such date is a weekend or legal holiday, the next succeeding business day.  From and after such date, all rights of the holder with respect to the Preferred Stock so converted shall terminate.

(h)                                 (i)                                     For purposes of this Section III(h), the following definitions shall apply:

(1)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2)                                 “Convertible Securities” shall mean any evidences of indebtedness or shares (other than Common Stock or Preferred Stock) directly or indirectly convertible into or exchangeable for Common Stock.

(3)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after July 18, 2012, other than:

(A)                               shares of Common Stock issued or issuable upon conversion of shares of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A-2 Preferred Stock or as a dividend, stock split or other distribution thereon;

(B)                               options to purchase Common Stock or restricted stock that may be issued pursuant to the Corporation’s Amended and Restated 2008 Equity Incentive Plan or any other equity securities issued under any other equity incentive plan, stock purchase plan or other compensation arrangement, stock bonus or stock grant arrangement approved by the Board of Directors;

(C)                               equity securities of the Corporation issued in consideration of an acquisition (by merger, consolidation or otherwise), license agreement, lease line of credit, other debt financing with a bank or recognized lending institution, joint venture or strategic alliance approved by the Board of Directors of the Corporation;

(D)                               shares of Common Stock issued or issuable in Public Offerings;

(E)                                shares of Series C Preferred Stock issued or issuable pursuant to the Purchase Agreement;

(F)                                 (i) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options (ii) or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security including, without limitation pursuant to (A) the exercise of warrants exercisable for Series A-1 Preferred Stock and Series A-2 Preferred Stock issued by the Corporation on December 30, 2009, as amended from time to time, and any replacements thereof, (B) the conversion of those certain Convertible Promissory Notes issued by the Corporation to certain stockholders pursuant to a certain Note Purchase Agreement dated as of May 17, 2012 among the Corporation and certain of its stockholders and (C) the exercise of Options previously granted under the Corporation’s Amended and Restated 1997 Equity Incentive Plan; and

(G)                               shares of Series C Preferred Stock or Common Stock (or Options or Convertible Securities therefor) issued or issuable in connection with any “venture debt” incurred by the Corporation at any time on or prior to September 30, 2012.

(ii)                                  (1)                                 In the event that the Corporation at any time or from time to time after July 18, 2012 shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common

Stock issued as of the time of such issue of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section III(h)(iv)) of such Additional Shares of Common Stock would be less than the Conversion Price with respect to the Voting Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                               no further adjustment in the Conversion Price shall be made upon the subsequent issue of Options or Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                               if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects the rights of exercise under such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(i)                                     in the case of Options or Convertible Securities, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, plus the consideration actually received by the Corporation upon such exercise, or the consideration actually received by the Corporation for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(ii)                                  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section III(h)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D)                               no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E)                                in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section III(h)(ii) as of the actual date of their issuance.

(2)                                 In the event the Corporation at any time or from time to time after July 18, 2012 shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise other than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(A)                               in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B)                               in the case of any such subdivision, when such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend or distribution shall have been paid or made on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section III(h)(ii) as of the time of actual payment of such dividend or making of such distribution.

(iii)                               In the event the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section III(h)(ii)), without consideration or for a consideration per share less than the Conversion Price for the Voting Preferred Stock in effect on the date of and immediately prior to such issuance (a “Dilutive Issuance”), then and in such event, the Conversion Price for the Voting Preferred Stock (but not the Conversion Price for the Series A-2 Preferred Stock, which shall in no event be adjusted in connection with a Dilutive Issuance) shall be reduced, concurrently with such Dilutive Issuance, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price for the Voting Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed to be issued would purchase at such Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus the number of such Additional Shares of Common Stock so issued or deemed to be issued.  For the purpose of this Section III(h)(iii), all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to a Dilutive Issuance and the exercise and/or conversion of any other outstanding Convertible Securities (excluding convertible debt with no fixed conversion price) and all outstanding Options shall be deemed to be outstanding.

(iv)                              For purposes of this Section III(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)                                 Such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2)                                 The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section III(h)(ii)(1), relating to Options and Convertible Securities, shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v)                                 (1)                                 In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section III(h)(ii)(2) in a stock dividend, stock distribution or subdivision, such Additional Shares of Common Stock shall be deemed to have been issued for no consideration.

(2)                                 In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price with respect to each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vi)                              No adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the Conversion Price in respect of the issuance of Additional Shares of Common Stock, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Share.

(vii)                           If at any time or from time to time there shall be a recapitalization of the Common Stock (but not the Preferred Stock) (other than a transaction provided for elsewhere in this Section III or in Section I), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section III with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section III (including adjustment of the Conversion Price of each series of Preferred Stock then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as shall be reasonably practicable.

(viii)                        The provisions of this Section III(h) may be waived as to the Series A-1 Preferred Stock upon the vote or written consent of the holders of a majority of the voting power of such Series A-1 Preferred Stock; the provisions of this Section III(h) may be waived as to the Series B Preferred Stock upon the vote or written consent of the holders of a majority of the voting power of such Series B Preferred Stock; and the provisions of this Section III(h) may be waived as to the Series C Preferred Stock by the Requisite Series C Holders.

(i)                                     Except for an amendment approved in accordance with Section II, the Corporation shall not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section III and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock set forth herein against impairment.

(j)                                    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section III, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Preferred Stock.

(k)                                 In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of each series of Preferred Stock that is convertible into Common Stock, at least 10 days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(l)                                     The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

(m)                             The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of the Preferred Stock into Common Stock, provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock, and no issuance or delivery need be made unless the Corporation has been paid the amount of such tax or it has been established to the Corporation’s satisfaction that the tax has been paid.

IV.                               Dividends.

(a)                                 Except as otherwise provided in this Section IV or in a certificate of designations filed pursuant to the DGCL with respect to any series of Preferred Stock, the holders of shares of Preferred Stock shall not be entitled to receive dividends.

(b)                                 The holders of shares of the Voting Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.  “Dividend Rate” shall mean $.80 per annum for each share of Series B Preferred Stock and Series A-1 Preferred Stock and shall mean $1.20 per annum for each share of Series C Preferred Stock (as adjusted for any Recapitalization Event).  All dividend payments pursuant to this Section IV(b) shall be made to the holders of Voting Preferred Stock pro rata.

No dividends shall accrue or be payable with respect to the shares of the Series A-2 Preferred Stock.

(c)                                  When and as dividends are declared payable in cash or property, other than shares of the Corporation’s capital stock, with respect to shares of Common Stock, the Corporation shall declare at the same time and pay to each holder of shares of Voting Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Voting Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

(d)                                 No distributions shall be declared or paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the amounts set forth in Sections IV(b) and (c) have been paid to, or declared and set apart upon, all outstanding shares of Voting Preferred Stock during that fiscal year.

(e)                                  Except as otherwise set forth in Section I(g), in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section III(h)(ii), in each case as permitted hereunder, and such distribution does not constitute a Liquidation Event or a Deemed Liquidation Event as set forth in Section I, then, in each such case for the purpose of this Section IV, the holders of the Voting Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Voting Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

V.                                    Redemption.  The Preferred Stock shall not be redeemable.

VI.                               Designation of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock.

(a)                                 There is hereby created a series of 2,711,734 shares of Preferred Stock designated “Series C Convertible Preferred Stock,” having a Conversion Value of $15.00 per share, an initial Conversion Price of $15.00 per share and the other preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges set forth in this Certificate of Incorporation.  The “Original Issuance Price” for each share of Series C Preferred Stock shall mean $15.00 per share of Series C Preferred Stock.

(b)           There is hereby created a series of 4,501,066 shares of Preferred Stock designated “Series B Convertible Preferred Stock,” having a Conversion Value of $10.00 per share, an initial Conversion Price of $10.00 per share and the other preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges set forth in this Certificate of Incorporation.  The “Original Issuance Price” for each share of Series B Preferred Stock shall mean $10.00 per share of Series B Preferred Stock.

(c)           There is hereby created a series of 284,743 shares of Preferred Stock designated “Series A-1 Convertible Preferred Stock,” having a Conversion Value of $10.00 per share, an initial Conversion Price of $10.00 per share and the other preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges set forth in this Certificate of Incorporation.  The “Original Issuance Price” for each share of Series A-1 Preferred Stock shall mean $10.00 per share of Series A-1 Preferred Stock.

(d)                                 There is hereby created a series of 99,178 shares of Preferred Stock designated “Series A-2 Convertible Preferred Stock,” having a Conversion Value of $10.00 per share, an initial Conversion Price of $10.00 per share and the other preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges set forth in this Certificate of Incorporation.  The “Original Issuance Price” for each share of Series A-2 Preferred Stock shall mean $10.00 per share of Series A-2 Preferred Stock.

FIFTH — The name and mailing address of the incorporator is Kathleen M. Shay, 4200 One Liberty Place, Philadelphia, PA 19103-7396.

SIXTH — The Corporation shall have perpetual existence.

SEVENTH — No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, to the extent required by Section 102(b)(7) or any successor provision of the DGCL, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable laws, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Corporation; and provided, further, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any transaction related to any Corporate Opportunity even if originated by any director or any Fund.

Any amendment, repeal or modification of the foregoing provisions of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

EIGHTH — The directors of the Corporation shall have the power to make and to alter or amend the By-Laws of the Corporation; to fix the amount to be reserved as working capital; and, subject to the rights of the holders of Preferred Stock, if any, to approve them, to authorize and cause to be executed mortgages and liens, without limit as to the amount, upon the property and franchise of the Corporation.

The By-Laws of the Corporation shall determine whether and to what extent the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders.  No stockholder shall have any right of inspecting any account, or book, or document of the Corporation, except as conferred by law or the By-Laws of the Corporation, or by resolution of the stockholders.

The stockholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws of the Corporation or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

NINTH — The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a director of the Corporation or while a director is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

Any amendment, repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

TENTH — The election of directors need not be by ballot unless the By-Laws shall so require.

*     *     *

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of July, 2012.

AGILE THERAPEUTICS, INC.

By:	/s/ Al Altomari
Al Altomari
President and Chief Executive Officer

CERTIFICATE OF CORRECTION
TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AGILE THERAPEUTICS, INC.

Agile Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY AS FOLLOWS:

1.                                      The name of the corporation is Agile Therapeutics, Inc.

2.                                      A Second Amended and Restated Certificate of Incorporation of Agile Therapeutics, Inc. was filed with the Secretary of State of the State of Delaware on July 18, 2012, and such Second Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.                                      The inaccuracy or defect of such Second Amended and Restated Certificate of Incorporation is as follows:  The number of authorized shares of the Company’s Series B Convertible Preferred Stock and, as a result, the aggregate number of authorized shares of the Company’s Preferred Stock and capital stock was incorrectly set forth therein.

4.                                      The portions of the Second Amended and Restated Certificate of Incorporation requiring correction, in corrected form, are set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be executed on this 17th day of March, 2014.

AGILE THERAPEUTICS, INC.

By:	/s/ Al Altomari
Al Altomari
Chief Executive Officer

EXHIBIT A

ARTICLE FOURTH of the Second Amended and Restated Certificate of Incorporation of Agile Therapeutics, Inc. filed on July 18, 2012 (the “Certificate”) shall be corrected to read as follows:

1.                                      The first paragraph of ARTICLE FOURTH shall be corrected to read as follows:

FOURTH — The aggregate number of shares of stock that the Corporation shall have the authority to issue is 19,605,721, of which 12,000,000 shares are Common Stock with a par value of $.0001 per share (the “Common Stock”), and 7,605,721 shares are Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and reserved for issuance in respect of securities convertible into or exercisable for shares of Common Stock) by an affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation (the Preferred Stock and Common Stock voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), and shall automatically be decreased immediately after the Effective Time (as defined below) as set forth below.

2.                                      Section VI(b) of ARTICLE FOURTH of the Certificate shall be corrected to read as follows:

(b)                                 There is hereby created a series of 4,510,066 shares of Preferred Stock designated “Series B Convertible Preferred Stock,” having a Conversion Value of $10.00 per share, an initial Conversion Price of $10.00 per share and the other preferences, voting powers, qualifications, limitations, restrictions and special or relative rights or privileges set forth in this Certificate of Incorporation.  The “Original Issuance Price” for each share of Series B Preferred Stock shall mean $10.00 per share of Series B Preferred Stock.